1 © 2023 SEI Media Contact: Investor Contact: Leslie Wojcik Alex Whitelam SEI SEI +1 610-676-4191 +1 610-676-4924 lwojcik@seic.com awhitelam@seic.com Pages: 2 FOR IMMEDIATE RELEASE SEI Appoints Stephanie Miller to Board of Directors Industry Veteran Brings Expertise Across Financial Services and Multinational Corporate Strategy OAKS, Pa., Oct. 25, 2023 – SEI® (NASDAQ: SEIC) today announced that Stephanie Miller has been appointed to its Board of Directors. She joins Executive Chairman Alfred P. West, Jr. and current directors Jonathan Brassington, William Doran, Carl Guarino, CEO Ryan Hicke, Kathryn McCarthy, and Carmen Romeo. In addition to her board responsibilities, Miller will serve as a member of the Audit and Legal and Regulatory Oversight Committees. Miller is Chief Executive Officer at Hazeltree, a leading provider of treasury and liquidity management solutions for the asset management industry. With more than 25 years’ experience across financial services, she has a combination of experience in traditional financial markets, digital assets, and emerging markets. She previously served as Chief Administrative Officer at Gilded, a Miami-based gold trading fintech. Prior to Gilded, she was CEO at Intertrust Group, a public Dutch Euronext company, where she led the digital transformation of the client experience and development of a robust organic and inorganic growth strategy. Miller also held executive roles at SS&C Technologies, JP Morgan, and Citco Fund Services. Commenting on Miller’s appointment, West said: “The breadth of Stephanie’s experience across financial services will be invaluable to the board. Her deep knowledge of technology, operations, and asset management will provide tremendous insight as we continue to develop and execute our organic and inorganic growth strategies, seizing opportunities across our three pillars of capabilities. We’re excited to welcome Stephanie to SEI’s Board of Directors, and we look forward to working with her.” Miller said: “SEI sits at the intersection of technology, operations, and asset management—a unique industry position that offers incredible opportunity as our markets continue to experience the shift in the financial services landscape globally. This is an exciting time for the company, and I look forward to Press release.

2 © 2023 SEI supporting Al, Ryan, and the board in driving growth for SEI, our clients, communities, and shareholders.” Miller has been widely recognized as a leader in the financial services industry. She is also a director on Hazeltree’s board and previously served as an advisor to Lukka, Inc., a fintech start-up focused on accounting, fair market approach pricing, and financial reporting for digital assets. She holds a bachelor’s in accounting and information systems from CUNY Queens College. About SEI® SEI (NASDAQ:SEIC) delivers technology and investment solutions that connect the financial services industry. With capabilities across investment processing, operations, and asset management, SEI works with corporations, financial institutions and professionals, and ultra-high-net-worth families to help drive growth, make confident decisions, and protect futures. As of June 30, 2023, SEI manages, advises, or administers approximately $1.3 trillion in assets. For more information, visit seic.com. ###